UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2020

Emmaus Life Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35527	87-0419387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21250 Hawthorne Boulevard, Suite 800, Torrance, CA	90503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 214-0065

(Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Delay in Filing Annual Report

Due to circumstances relating to the coronavirus-2019, or COVID-19, outbreak, Emmaus Life Sciences, Inc. (“we,” “us,” “our,” “Emmaus” or the “company”) has determined that the filing of our Annual Report on Form 10-K for the year ended December 31, 2019 will be delayed past the usual March 30, 2020 filing deadline.

In delaying the filing of our 2019 Annual Report, we are relying upon the Order issued by the Securities and Exchange Commission, or SEC, on March 25, 2020 which extends and supersedes the SEC’s similar Order of March 4, 2020 affording SEC filers conditional relief from certain filing deadlines for filers impacted by COVID-19. We are unable to complete our Annual Report and the related financial statements due to limited access to our offices, accounting and finance personnel, accounting records and professional advisors due to business closures and quarantine and “shelter-in-place” mandates recently implemented by state and local governments in response to COVID-19.

At present, we expect to file our Annual Report before the end of April, but we may need additional time to file. Under the SEC’s Order, we have until May 14, 2020 to file the Annual Report on Form 10-K.

Risks Relating to COVID-19

The COVID-19 outbreak may adversely affect our revenues, results of operations and financial condition and impact our ability to obtain needed financing.

COVID-19 and the various precautionary measures taken by many governmental authorities around the world in order to limit its spread has had a severe effect on global markets and the global economy. The extent to which the coronavirus impacts our business and operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the nature and extent of governmental actions taken to contain it or treat its impact, among others. COVID-19 and official actions in response to it have caused a major slowdown in overall economic activity in the U.S. and elsewhere, curtailed consumer spending and made it more challenging to adequately staff our business and operations, including our accounting and financial operations. COVID-19 or official responses may deter or prevent sickle cell disease, or SCD, patients from traveling to see their doctors or filling or refilling their prescriptions for Endari, our one approved product, which could cause a temporary or prolonged decline in our revenues and have a material adverse effect on our results of operation and financial condition. COVID-19 or the governmental response may adversely affect the timing and conduct of clinical studies or the ability of regulatory bodies to consider or grant approvals with respect to Endari or our prescription-grade L-glutamine drug candidates or oversee the development of our drug candidates, may further divert the attention and efforts of the medical community to coping with COVID-19 and disrupt the marketplace in which we operate. Any outbreak of COVID-19 among our executives or key employees or their families and loved ones could disrupt our management and operations and adversely affect our Endari sales, results of operations and financial condition. The foregoing factors could also have an adverse effect on the market price of our common stock or the value of our other outstanding securities.

We will continue to depend upon proceeds from loans, including loans from related parties, and sales of our debt or equity securities to generate funds needed to finance our business and operations. Except for our recent Purchase Agreement with Lincoln Park Capital Fund, LLC, we have no commitment from third parties to provide us with any additional financing. Until the U.S. economy and capital markets stabilize, our ability to obtain future financing is likely to be challenging. We regularly explore possible financing alternatives and intend to consider emergency federal or state funding that may be available to companies affected by COVID-19. There is no assurance that we will qualify for any government funding or otherwise be able to obtain any needed financing.

In accordance with the SEC’s Order, the information in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2020	Emmaus Life Sciences, Inc.

	By:	/s/ JOSEPH C. SHERWOOD III
Name: Joseph C. Sherwood III
Title: Chief Financial Officer

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